Exhibit  17.1

November 14, 2013

I, Robert Dinning, do hereby submit my resignation as a Director, Chairman, President, CEO, CFO, and Secretary of Apolo Gold & Energy Inc., effective November 15, 2013.  I will surrender my signing authority for the Company bank account at TD Canada Trust effective November 18, 2013.

/s/ Robert Dinning
      Robert Dinning